UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2024

Frontier Communications Parent, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-11001	86-2359749
(Commission File Number)	(IRS Employer Identification No.)
1919 McKinney Avenue, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(972) 445-0042
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FYBR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on September 4, 2024, Frontier Communications Parent, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Verizon Communications Inc., a Delaware corporation (“Verizon”), and France Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Verizon (“Merger Sub”), pursuant to which and subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Verizon.

In connection with the Merger, certain employees of the Company (including each of its named executive officers (the “NEOs”)) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Tax Provisions”). To mitigate the potential impact of the Tax Provisions on the Company and its NEOs, on December 19, 2024, in accordance with the terms of the Merger Agreement, the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Committee”) approved the acceleration into December 2024 of the vesting and payments of target annual cash incentive bonuses, time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) that would otherwise have been payable to the NEOs in the ordinary course in the first quarter of fiscal year 2025. These actions are intended to benefit the Company by preserving compensation-related corporate income tax deductions for the Company that otherwise might be disallowed by the Tax Provisions and to mitigate or eliminate the amount of excise tax that may be payable by the NEOs pursuant to the Tax Provisions.

The Committee approved the following specific actions with respect to the NEOs: (1) payment in December 2024 of the annual cash incentive awards in respect of the 2024 fiscal year under the Annual Incentive Plan (the “2024 Bonus”) at the target level of performance that would otherwise have been payable in the first quarter of fiscal year 2025; (2) acceleration of the vesting and settlement into December 2024 of RSUs that otherwise would have vested and been settled in the first quarter of fiscal year 2025 (the “Accelerated RSUs”); and (3) for Mr. Jeffery, acceleration of the vesting and settlement into December 2024 of PSUs awarded in March 2022 in respect of the 2022-2024 performance period that would have otherwise vested and been settled in the first quarter of fiscal year 2025 (the “2022 PSUs”), based on the target level of performance. All amounts paid in respect of the 2024 Bonus, the Accelerated RSUs and the 2022 PSUs will be reduced by applicable tax withholdings. For Mr. Jeffery, the Committee also approved an amendment to convert Mr. Jeffery’s target PSUs awarded in March 2023 (the “2023 PSUs”) into performance-based restricted stock subject to identical performance and service vesting conditions. Any taxes due at the time of conversion will be net-settled.  To the extent the Company’s performance against the pre-established performance measures for the 2024 Bonus under the Annual Incentive Plan exceeds target level performance, any additional amounts will be paid to the NEOs in the first quarter of 2025 consistent with past practice.

Specifically, the Compensation Committee approved for each NEO the following accelerated vesting and payments:

•
For Mr. Jeffery, a total of $2,600,000 and 326,374 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), consisting of: (a) the 2024 Bonus at target level of performance in the amount of $2,600,000; (b) 159,514 shares of Company Common Stock in respect of the Accelerated RSUs; and (c) 166,860 shares of Company Common Stock in respect of the 2022 PSUs.

•
For Mr. Beasley, a total of $750,000 and 29,856 shares of Company Common Stock, consisting of: (a) the 2024 Bonus at target level of performance in the amount of $750,000; and (b) 29,856 shares of Company Common Stock in respect of the Accelerated RSUs.

•
For Ms. Bloodworth, a total of $715,000 and 26,040 shares of Company Common Stock, consisting of: (a) the 2024 Bonus at target level of performance in the amount of $715,000; and (b) 26,040 shares of Company Common Stock in respect of the Accelerated RSUs.

•
For Mr. Harrobin, a total of $650,000 and 16,926 shares of Company Common Stock, consisting of: (a) the 2024 Bonus at target level of performance in the amount of $650,000; and (b) 16,926 shares of Company Common Stock in respect of the Accelerated RSUs.

•
For Mr. Nielsen, a total of $733,333 and 15,567 shares of Company Common Stock, consisting of: (a) the 2024 Bonus at target level of performance in the amount of $733,333; and (b) 15,567 shares of Company Common Stock in respect of the Accelerated RSUs.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS PARENT, INC.

By:	/s/ Mark Nielsen
	Name:	Mark Nielsen
	Title:	Executive Vice President, Chief Legal & Regulatory Officer

Date: December 23, 2024